Exhibit 99.1

Aura Biosciences Reports First Quarter 2026 Financial Results and Business Highlights

Phase 3 CoMpass trial advancing toward enrollment completion, supporting 2H 2027 topline data

Natalie Holles appointed Chief Executive Officer and President and member of the Board of Directors

Strengthened balance sheet with oversubscribed $299 million equity financing; cash position expected to fund operations into 2H 2028

BOSTON, MA – May 11, 2026 – Aura Biosciences, Inc. (NASDAQ: AURA), a clinical-stage biotechnology company developing precision therapies for solid tumors designed to preserve organ function, today reported financial results for the first quarter ended March 31, 2026, and provided recent business highlights.

“We are entering a pivotal period for Aura as we advance our Phase 3 CoMpass trial toward enrollment completion and potential registration,” said Natalie Holles, Chief Executive Officer of Aura Biosciences. “Bel-sar has the potential to become the first frontline, vision-preserving therapy for patients with early choroidal melanoma, and we are on track to deliver topline data from the CoMpass trial in the second half of 2027. Supported by our strengthened balance sheet, we are focused on executing against these priorities and translating this progress into long-term value for patients and shareholders.”

Recent Pipeline Developments

Early Choroidal Melanoma

The ongoing Phase 3 CoMpass trial is the first registration-enabling study in early choroidal melanoma. This global, randomized Phase 3 trial is evaluating bel-sar versus a sham control. The trial is advancing toward enrollment completion, which is expected by mid-2026, with topline data for the 15-month primary endpoint anticipated in the second half of 2027.

Bel-sar has the potential to become the first frontline vision-preserving therapy in this setting. The Company previously received Orphan Drug Designation from the United States Food and Drug Administration (FDA) and the European Medicines Agency and Fast Track designation from the FDA for the treatment of early choroidal melanoma. The CoMpass trial is under a Special Protocol Assessment agreement with the FDA.

Metastases to the Choroid

The ongoing Phase 2 clinical trial of bel-sar in metastases to the choroid continues to enroll patients. The study is designed to include patients with choroidal metastases arising from a range of primary solid tumors and to evaluate early proof-of-concept based on a four-week efficacy endpoint. The Company remains on track to report early data from this trial in 2026.

Cancers of the Ocular Surface

The Company is initiating a Phase 1 proof-of-concept trial in Australia to assess safety, feasibility and tumor response through histopathologic evaluation at a 2–4-week time point. Development activities for this program are ongoing, with early proof-of-concept data expected in 2026.

Bladder Cancer

The ongoing Phase 1b/2 trial evaluating additional doses and cycles of bel-sar across intermediate- and high-risk non-muscle invasive bladder cancer (NMIBC) patients continues to advance, with initial 3-month clinical data expected mid-2026.

The trial is evaluating two approaches: immune ablative and neoadjuvant. In the immune ablative arm, bel-sar is given in two cycles without a transurethral resection of the bladder tumor (TURBT). In the neoadjuvant arm, bel-sar is given in two cycles before TURBT. Patients are monitored for response, recurrence (at 3, 6, 9, and 12 months), and safety.

Corporate Updates

As previously announced on May 4, 2026, the Company’s Board of Directors appointed Natalie Holles as Chief Executive Officer and President and member of the Board of Directors, effective April 30, 2026. Ms. Holles succeeds Elisabet de los Pinos, Ph.D., the Company’s founder, who stepped down from her roles as Chief Executive Officer and President and a member of the Board of Directors, effective on the same date.

First Quarter 2026 Financial Results

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As of March 31, 2026, the Company had cash and cash equivalents and marketable securities totaling $114.7 million. On May 5, 2026, the Company completed an underwritten public offering of common stock and pre-funded warrants, which included the underwriters’ full exercise of their option to purchase additional shares of common stock. After deducting the underwriting discounts and commissions and estimated offering expenses, the Company received approximately $280.8 million in net proceeds from the offering, of which it subsequently used approximately $39.0 million to repurchase all the shares of its common stock held by Matrix Capital Management Master Fund, LP in the previously announced stock repurchase. The Company believes its current cash and cash equivalents and marketable securities, together with the net proceeds of the offering to the Company, are sufficient to fund its operations into the second half of 2028.

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Research and development expenses increased to $28.0 million for the three months ended March 31, 2026 from $23.3 million for the three months ended March 31, 2025, primarily due to ongoing clinical and clinical research organization (CRO) costs associated with the progression of our global Phase 3 trial of bel-sar in early choroidal melanoma and manufacturing and development costs for bel-sar.

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General and administrative expenses increased to $6.9 million for the three months ended March 31, 2026 from $5.7 million for the three months ended March 31, 2025. General and administrative expenses include $1.6 million of stock-based compensation for each of the three months ended March 31, 2026 and 2025. The increase in general and administrative expenses was primarily driven by higher personnel expenses related to growth of the Company and increased professional fees.

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Net loss for the three months ended March 31, 2026, was $33.7 million, compared to $27.5 million for the three months ended March 31, 2025.

About Aura Biosciences

Aura Biosciences, Inc. is a clinical-stage biotechnology company focused on developing precision therapies for solid tumors that aim to preserve organ function. Aura’s lead candidate, bel-sar (AU-011), is currently in late-stage development for early choroidal melanoma and in early-stage development in other ocular oncology indications and bladder cancer. Aura is headquartered in Boston, MA. Aura’s mission is to grow as an innovative global oncology company that positively transforms the lives of patients.

For more information, visit aurabiosciences.com. Follow us on X, @AuraBiosciences, and visit us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include express or implied statements regarding Aura’s future expectations, plans and prospects, including, without limitation, statements regarding the therapeutic potential of bel-sar for the treatment of multiple cancers; statements regarding Aura’s plans and expectations for its ongoing and future clinical trials of bel-sar in multiple oncology indications, including with respect to clinical trial initiations; statements regarding the timing and plans for the Company’s Phase 3 CoMpass trial in early choroidal melanoma, including enrollment projections and the timing of topline data; statements regarding the timing and plans for data with respect to its Phase 2 clinical trial of bel-sar for the treatment of metastases to the choroid, Phase 1b/2 clinical trial of bel-sar for the treatment of NMIBC and Phase 1 proof-of-concept study of bel-sar for the treatment of cancers of the ocular surface; statements regarding Aura’s expectations for an improved quality of life of patients after treatment with bel-sar and changes to the treatment paradigm for patients; statements regarding Aura’s expectations for the estimated patient populations and related market opportunities for bel-sar; and statements regarding the Company’s expected cash runway.

The forward-looking statements in this press release are neither promises nor guarantees, and investors should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors, many of which are beyond Aura’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, uncertainties inherent in clinical trials and in the availability and timing of data from ongoing clinical trials; the expected timing for submissions for regulatory approval or review by governmental authorities; the risk that the results of Aura’s preclinical and clinical trials may not be predictive of future results in connection with future clinical trials; the risk that early or interim data from ongoing clinical trials may not be predictive of final data from completed clinical trials; the risk that governmental authorities may disagree with Aura’s clinical trial designs, even where Aura has obtained agreement with governmental authorities on the design of such trials, such as the Phase 3 special protocol assessment agreement with the U.S. Food and Drug Administration; whether Aura will receive regulatory approvals to conduct trials or to market products; whether Aura’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Aura’s ongoing and planned preclinical activities; and Aura’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials. These risks, uncertainties and other factors include those risks and uncertainties described under the heading “Risk Factors” in Aura’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in subsequent filings made by Aura with the SEC, which are available on the SEC’s website at www.sec.gov/. Except as required by law, Aura disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Aura’s current expectations and speak only as of the date hereof and no representations or warranties (express or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Relations Contact:

Alex Dasalla

Head of Investor Relations and Corporate Communications

IR@aurabiosciences.com

Aura Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Operating Expenses:
Research and development	$27,960	$23,343
General and administrative	6,906	5,692
Total operating expenses	34,866	29,035
Total operating loss	(34,866)	(29,035)
Other income (expense):
Interest income, including amortization and accretion income	1,190	1,594
Other income (expense)	2	(24)
Total other income	1,192	1,570
Loss before income taxes	(33,674)	(27,465)
Income tax provision, net	(11)	(18)
Net loss	$(33,685)	$(27,483)
Net loss per common share—basic and diluted	$(0.50)	$(0.55)
Weighted average common stock outstanding—basic and diluted	67,447,576	50,126,148
Comprehensive loss:
Net loss	$(33,685)	$(27,483)
Other comprehensive income (loss):
Unrealized loss on marketable securities	(78)	(137)
Currency translation adjustment	(27)	(21)
Total other comprehensive loss	(105)	(158)
Total comprehensive loss	$(33,790)	$(27,641)

Aura Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$84,793	$59,515
Marketable securities	29,940	84,726
Prepaid expenses and other current assets	3,771	5,498
Total current assets	118,504	149,739
Restricted cash and deposits	768	768
Right-of-use assets - operating lease	15,416	15,828
Other long-term assets	517	471
Property and equipment, net	2,472	2,624
Total Assets	$137,677	$169,430
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,573	1,549
Short-term operating lease liability	3,267	3,243
Accrued expenses and other current liabilities	10,866	13,591
Total current liabilities	16,706	18,383
Long-term operating lease liability	13,724	14,134
Total Liabilities	30,430	32,517
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.00001 par value, 150,000,000 authorized at March 31, 2026 and December 31, 2025, and 64,150,468 and 63,587,777 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	621,557	617,433
Accumulated deficit	(514,103)	(480,418)
Accumulated other comprehensive loss	(207)	(102)
Total Stockholders’ Equity	107,247	136,913
Total Liabilities and Stockholders’ Equity	$137,677	$169,430